Exhibit 5.1

August 4, 2023

Mitsubishi UFJ Financial Group, Inc.

7-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-8330

Japan

MITSUBISHI UFJ FINANCIAL GROUP, INC.

Registration Statement on Form F-3

Ladies and Gentlemen:

In connection with the registration statement (“Registration Statement”) on Form F-3 dated the date hereof relating to debt securities (the “Debt Securities”) of Mitsubishi UFJ Financial Group, Inc. (the “Company”), we have acted as Japanese legal counsel to the Company and have been requested to provide our opinion to be filed as an exhibit to the Registration Statement.

For the purposes of this opinion, we have reviewed certified copies of the Articles of Incorporation, the Board of Directors Regulations, the Regulations of Corporate Executives and the Corporation Meetings Regulations of the Company, and such agreements and other certificates and corporate and other records and documents of the Company and such other matters, documents and records, and considered such questions of the laws of Japan, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth.

Having examined the above documents and having regard to the relevant laws of Japan as of the date hereof to the extent that they are applicable, and subject to the assumptions, qualifications and limitations set out herein, we are of the opinion that:

The Debt Securities, upon the due authorization by all necessary corporate actions of the Company and the due execution of all necessary agreements by the respective parties, and when payment for the Debt Securities has been duly made in full, and the certificates for the Debt Securities have been duly signed by the Company, duly authenticated and delivered, and other necessary procedures have been completed, each in accordance with and in the manner contemplated in all related agreements, Japanese law and the Articles of Incorporation, the Board of Directors Regulations, the Regulations of Corporate Executives and the Corporation Meetings Regulations of the Company, and assuming that the Debt Securities will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms under their governing law, to which they are subject and as to which we render no opinion, will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms.

We have assumed, for the purpose of rendering this opinion, that (i) all signatures or seal impressions on any documents we reviewed are true and genuine; (ii) all documents submitted to us as originals are authentic and complete; (iii) all documents submitted to us as copies are complete and conform to the originals thereof that are authentic and complete; (iv) all documents submitted to us as forms are, or will be, executed in such forms; (v) statements included, expressly or impliedly, in the documents, record and certificate of the Company or public officials are true and conform to the relevant facts thereof; (vi) all natural person-signatories who have executed or delivered the relevant documents on behalf of the relevant parties thereto have and had at the relevant times sufficient and competent legal capacity to take such actions; (vii) nothing in the applicable law of any jurisdiction other than Japan would conflict with, or preclude the performance, legality, validity, effectiveness or enforcement of any of the Debt Securities and other relevant documents; and (viii) the Debt Securities and other relevant documents are legal, valid and binding on the parties thereto and enforceable in accordance with their respective terms under their respective governing laws (other than the laws of Japan). We have not independently verified any of the matters referred to in (i) to (viii) above.

The foregoing opinion is based on the assumptions, qualified by and subject to the limitations, set forth below:

(i)	This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters or documents not specifically referred to herein;

(ii)

We are members of the bar of Japan and our opinion is limited solely to the laws of Japan in force and as interpreted as at the date hereof. In giving the opinion set forth above, we have relied, as to matters governed by the laws of the State of New York or the federal laws of the United States of America, upon the legal opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, United States counsel to the Company dated the date hereof;

(iii)	We neither express nor imply any view or opinion with regard to the requirements of any state or country other than Japan;

(iv)

We express no opinion as to the availability of specific performance, injunctive relief or any other similar remedy, and nothing in this opinion is to be taken as indicating that the remedy of, or any order for, specific performance or injunctive relief will be available. For the purpose of this opinion, an obligation is “enforceable” against an obligor thereof even if the obligee of such obligation is entitled to make a claim only for damages against such obligor, but not necessarily for a grant of specific performance or other equitable remedies;

(v)

The opinion expressed above is subject to (a) applicable bankruptcy, civil rehabilitation, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally and (b) any applicable statutes of limitation, lapse of time, appropriate court procedures, the public order or policy, good morals doctrine, the good faith and fair dealing doctrine and the abuse of rights doctrine;

(vi)	The above opinion does not cover any matters related to tax laws, treaties, regulations or guidelines;

(vii)	We express no opinion as to any amendments, supplements, renewals, extensions or other modification of any documents referred to herein which may be made after the delivery of this opinion;

(viii)

Certain terms used in documents referred to above or in any other document examined in connection with this opinion letter, and certain concepts expressed therein (i) may not have an equivalent in the Japanese language or under Japanese legal principles, or (ii) may have a different meaning in legal practice under the governing law thereof from that understood by Japanese counsel, including ourselves, based upon the plain-English meaning of such terms or concepts, as the case may be;

(ix)

In this opinion, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concepts described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a foreign jurisdiction would interpret Japanese legal concepts or expressions, and this opinion may only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by the laws of Japan and be brought before a Japanese court; and

(x)

The opinion expressed above relating to the legality, validity, effectiveness or enforceability of the obligations under any documents governed by any laws other than the laws of Japan shall mean that the laws of Japan will not interfere with the legality, validity, effectiveness or enforceability of the obligations under the relevant governing law other than the laws of Japan.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Legal Matters” and “Limitations on Enforcement of U.S. Laws” contained in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or by the rules and regulations under it.

Very truly yours,

/s/ NAGASHIMA OHNO & TSUNEMATSU

(MKK)